Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Equity Incentive Plan, and the 2000 Employee Stock Purchase Plan of Telik, Inc. of our reports dated February 27, 2009, with respect to the financial statements of Telik, Inc. and the effectiveness of internal control over financial reporting of Telik, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

August 5, 2009